Exhibit 4.29
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

Dated 23rd December 2017
The Management Team and Discuva Limited
TRANSFER INCENTIVE AGREEMENT

Merlin Place, Milton Road, Cambridge, CB4 0DP

THIS DEED is dated     23rd December            2017

PARTIES

1	The several persons whose names and addresses are set out in the Schedule (the “Management Team”); and

2	Discuva Limited a company registered in England and Wales with company number 06169490 and whose registered office is at The Merrifield Centre, Rosemary Lane, Cambridge, CB1 3LQ (the “Company”)
BACKGROUND
The Management Team have all provided support to the development of the Relevant Products of the Company and in recognition of this the Company has agreed to pay a transfer incentive payment to the Management Team in the event that the Relevant Products achieve certain milestones in their development and subject to the terms of this agreement.

1	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following words and phrases have the following meanings:
“Business” shall have the meaning given to it in the Share Purchase Agreement;

“Business Day” means a day other than a Saturday, Sunday or public holiday in England;

“Clinical Trial” means a clinical trial as defined in Directive 2001/20/EC, and, when in force, Regulation (EU) 536/2014 or its equivalent in any one or more of the countries within the Territory;

“Consultant” means any of David Williams, John Wain and Ernesto Reggiani;

“Employee” means either of Clive Mason and Nawaz Khan;

“Deferred Consideration” has the meaning given in the Share Purchase Agreement;

“FDA” means the United States Food and Drug Administration or any successor agency thereto;

“Group” means in relation to the company, that company, any subsidiary undertaking or any parent undertaking from time to time of that company, and any subsidiary undertaking from time to time of a parent undertaking of that company. Each company in a Group is a member of the Group;

“HMRC” means HM Revenue and Customs;

“Investigational New Drug Application” means a request for FDA authorisation to administer an investigational drug to humans;

“Milestone A Event” means [**];

“Milestone A Payment” means the sum of £[**];

“Milestone B Event” means the [**];

“Milestone B Payment” means the sum of £[**];

“Milestones” means Milestone A Events and Milestone B Events;

“Milestone Payment(s)” means Milestone A Payments and Milestone B Payments;

“Phase I Trial” means, wherever in the world conducted, a Clinical Trial in humans of a pharmaceutical product, the principal purpose of which is preliminary determination of safety in healthy volunteers or patients;

“Phase II Trial” means, wherever in the world conducted, a Clinical Trial in humans of the short-term side effects and risks associated with a pharmaceutical product and its efficacy for an indication under investigation in such Clinical Trial, whether controlled or not;

“Regulatory Authority” means any regulatory authority or competent body in any jurisdiction as relevant to the Relevant Product and/or the approval, registration and sale thereof;

“Relevant Products” means any products identified using the Company’s SATIN platform whether or not the rights or development of such product is licenced out or the product is transferred, sold or otherwise disposed of to any member of the Company’s Group or any third party including any Reversionary Roche Products but not including Roche Products and Relevant Product means any one of them;

“Reversionary Roche Products” means any products identified using the Company’s SATIN platform and which if advanced under the terms of the Roche JV Agreement (as defined in the Share Purchase Agreement) would have attracted a Roche Payment (as defined in the Share Purchase Agreement) to be paid to the Company under the terms of the Share Purchase Agreement but for the fact that the product has reverted back into the ownership of the Company and has been further advanced by the Company;

“Roche Products” means any products which identified using the Company’s SATIN platform which if advanced under the terms of the Roche JV Agreement (as defined in the Share Purchase Agreement) would attract a Roche Payment (as defined in the Share Purchase Agreement) under the terms of the Share Purchase Agreement but for the avoidance of doubt not including Reversionary Roche Products;

“SATIN platform” means the Company's proprietary platform which comprises of several different varieties of transposon library which have been specifically engineered for each target pathogen, coupled with high-throughput Next Generation Sequencing technology, advanced bioinformatics and machine learning, providing an ongoing genome-wide analysis of bacterial events throughout the chemistry optimisation process as at the Completion Date (as defined in the Share Purchase Agreement);

“Sellers” has the meaning given in the Share Purchase Agreement;

“Share Purchase Agreement” means the share purchase agreement to purchase the entire issued share capital of the Company between David Williams and Others (1) and Summit Therapeutics plc (2) dated on or around the date of this agreement;

“Territory” means worldwide;

“Transfer Incentives” means all the Transfer Incentive Payments to be paid to the Management Team in accordance with the terms of this agreement; and

“Transfer Incentive Payments” means the Milestone A Payments and the Milestone B Payments to be made under the terms of this agreement.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedule forms part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedule.

1.5	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8
This agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors and permitted assigns, and references to any party shall include that party's personal representatives, successors and permitted assigns.

1.9	A reference to a statute or statutory provision is a reference to it as it is in force as at the date of this agreement.

1.10	A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this agreement under that statute or statutory provision.

1.11	A reference to writing or written includes neither fax nor email.

1.12	References to clauses and Schedules are to the clauses and Schedules of this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

2	BASIS OF THE AGREEMENT

2.1	The Company has agreed that the Management Team shall be paid the Transfer Incentives, subject to and on the terms of this agreement.

2.2	Subject to clause 2.3:

2.2.1
on each of the first [**] occasions on which a Relevant Product achieves Milestone A Event (being a different product and trial for each event), a Milestone A Payment shall be paid to the Management Team in accordance with clause 4 apportioned between them in the sums set out in the Schedule; and

2.2.2
on each of the first [**] occasions on which a Relevant Product achieves Milestone B Event (being a different product for each event and a different Phase II Trial for each event), a Milestone B Payment shall be paid to the Management Team in accordance with clause 4 apportioned between them in the amounts set out in the Schedule.

2.3
The maximum aggregate value of all Transfer Incentive Payments payable under this agreement shall be capped at £7,908,611.60 and once such sum has been paid in accordance with clause 4 the Management Team shall have no further rights or entitlement under this agreement.

2.4
Subject to clause 2.5, the Company shall only be responsible to pay a maximum of [**] Milestone A Payments for all Milestone A Events achieved, whether or not such Milestone A Event is achieved with respect to further products or Clinical Trials. Further, Company shall only be responsible to pay a maximum of [**] Milestone B Payments for all Milestone B Events achieved, whether or not such Milestone B Event is achieved with respect to further products or Clinical Trials. For clarity Milestone A Events and Milestone B Events are not interdependent or connected, by way of example in the event that a Milestone B Event has been achieved without all Milestone A Events having been achieved, the Milestone A Payments which were not achieved shall not become automatically due and payable as a consequence.

2.5
Notwithstanding anything else in this agreement, the parties acknowledge and agree that in relation to Reversionary Roche Products certain Milestones may (but for this sub clause 2.5) trigger payments under this agreement and payments of Deferred Consideration to the Sellers under the Share Purchase Agreement. In such circumstance the parties acknowledge and agree that payments under the Share Purchase Agreement shall be due first. The parties further agree that where the Sellers have been paid in accordance with Schedule 5 of the Share Purchase Agreement in respect of a product which subsequently becomes a Reversionary Roche Product, an amount equal to such payment shall be subtracted from any Milestone Payment in respect of the Reversionary Roche Product which becomes due hereunder. The subtracted amount shall be payable upon achievement of Milestone Event(s) by the fourth (4th) or subsequent Reversionary Roche Product .

3	MANAGEMENT TEAM PROTECTIONS

3.1	For the purposes of protecting the Transfer Incentives the Company undertakes to the Management Team, subject always to clause 3.2 hereof, that:

3.1.1
the business and affairs of the Company shall be supported, operated and managed in accordance with bona fide commercial principles insofar as the interests of the Company are concerned, including, but not limited to, the fulfilment of obligations of the Company under this agreement;

3.1.2	no act or omission on the part of the Company shall take place where such act or omission is intended to and has the aim of reducing the Transfer Incentives;

3.1.3	it shall not divert or redirect any trading, business opportunities or revenues in a way that has the aim of reducing the Transfer Incentives;

3.1.4
no material change shall be made to the scope or nature of the business of the Company or the manner in which the Business is carried on where such act or omission is intended to have the effect of reducing the Transfer Incentives; and

3.1.5	no resolution to wind up the Company will be passed or proposed (save in circumstances of insolvency).

3.2
Notwithstanding the provisions of clause 3.1 above, the Company shall at all times remain free to act, or omit to act, in the manner in which its directors, acting in good faith, consider to be in the best interests of the Company, having given due consideration to all relevant factors including where appropriate its obligations under this agreement.

3.3
The Management Team may by written request to the Company on reasonable notice (but not more than [**]) request the Company to supply any information the Management Team may reasonably require to verify that the Company has complied with paragraph 3.1. Upon such request the Company shall use its reasonable endeavours to provide such information within [**] Business Days of the request, failing that the Management Team and their professional advisors shall be entitled during normal business hours and at a time agreed with the Company (acting reasonably) to inspect the relevant books and records of the Company (and any relevant member of the Company’s Group) and to take copies of them (provided always that the Management Team shall keep confidential any information so disclosed and may only use such information for the purposes of protecting and enforcing the rights of the Management Team pursuant to this Agreement).

3.4
Within [**] days of the end of each financial year the Company shall deliver to the Management Team a certificate signed by an officer of the Company confirming the Transfer Incentive Payments paid in such financial year (together with the cumulative aggregate of Transfer Incentive Payments paid since the date of this agreement), any Transfer Incentive Payments expected in the forthcoming financial year and whether the Company has complied with the obligations set out in paragraph 3.1 above. The Management Team shall be entitled to submit questions or requests for clarification within [**] Business Days of the delivery of such report, which the Company shall, so far as reasonable, respond to within [**] Business Days of receipt. It is recognised that matters relevant to such certificate and questions may be commercially sensitive and the Company shall be entitled to redact or exclude names or figures, provided that it shall use its reasonable endeavours to submit a report that permits the Management Team to make an assessment on the performance of the Relevant Products and the Transfer Incentive Payments likely to be paid.

4	PAYMENT AND TAX TREATMENT

4.1
Any Transfer Incentive Payment due shall be paid by the Company on the next normal payroll date of the Company not less than [**] days following the date on which such Transfer Incentive Payment becomes due pursuant to clause 2.2.

4.2
Any Transfer Incentive Payment payable to an Employee shall (for so long as each such person remains an employee of the Company) be paid through the Company’s payroll and shall be paid net of all relevant deductions for PAYE and employee national insurance contributions.

4.3
Any Transfer Incentive Payment payable to a Consultant (or any Employee who shall subsequently cease to be an employee of the Company) shall be paid in accordance with the legislation applicable at the time, the Company having at that time taken advice from suitably qualified tax advisers as to its obligations to retain any monies and account for such retention to the relevant tax authorities (a copy of which such advice the Consultant or Employee (as the case may be) shall be entitled to see and, to the extent it contains incorrect information about his positon, make comments which the Company shall have reasonable regard to in making its determination). Subject to such retention, and to the extent that the payment is made gross, the Consultant (or any Employee who has ceased to be an employee of the Company, as the case may be) shall be solely responsible for the payment to HMRC of any tax, national insurance contributions or other taxes arising from payment of the Transfer Incentive Payments and shall indemnify the Company in respect of any claims by HMRC against the Company in respect of demands for tax and national insurance contributions relating to the relevant Transfer Incentive Payment.

5	NOTICES

5.1
Any notice or other communication given to a party under or in connection with this agreement shall be in writing and shall be delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (in the case of the Company) or the address set out next to their respective names in the Schedule (in the case of the Management Team) or to such other address as is otherwise notified in writing to the other parties.

5.2	Any notice or communication shall be deemed to have been received:

5.2.1	if delivered by hand or at the time the notice is left at the proper address; and

5.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service.

5.3	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

5.4	A notice given under this agreement is not valid if sent by email.

6	GENERAL

6.1
The agreement comprises the entire agreement and understanding between the Company and the Management Team in relation to its subject matter and is in substitution for and supersedes all previous agreements or arrangements, understandings or correspondence between the Company and the Management Team relating to this or similar subject matter.

6.2	The agreement shall be binding on each party’s successors, permitted assigns and personal representatives (as the case may be).

6.3
No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

6.4	No variation of this agreement shall be effective unless it is in writing and signed by the parties.

6.5
This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

6.6	Unless it expressly states otherwise, this agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

6.7
This agreement and any disputes arising out of or in connection with its subject matter or formation (including non-contractual disputes and claims) shall be governed by and construed in accordance with the laws of England and the parties hereby submit to the exclusive jurisdiction of the courts of England and Wales.

IN WITNESS WHEREOF this agreement has been executed and delivered as a deed on the date stated at the beginning of it.

EXECUTED AS A DEED by: DISCUVA LIMITED acting by one director	) ) )	/s/ John Wain

In the presence of:
Witness signature:		/s/ Jenny Laguoa
Witness name:		Jenny Laguoa
Witness address:		Taylor Vitners Solicitors
Merlin Place, Milton Road
Cambridge CB4 0DP

Witness occupation:		Trainee Solicitor

EXECUTED AS A DEED by: DAVID WILLIAMS In the presence of:	) ) )	/s/ David Williams

Witness signature:		/s/ Jenny Laguoa
Witness name:		Jenny Laguoa
Witness address:		Taylor Vitners Solicitors
Merlin Place, Milton Road
Cambridge CB4 0DP

Witness occupation:		Trainee Solicitor

EXECUTED AS A DEED by: JOHN WAIN In the presence of:	) ) )	/s/ John Wain

Witness signature:		/s/ Jenny Laguoa
Witness name:		Jenny Laguoa
Witness address:		Taylor Vitners Solicitors
Merlin Place, Milton Road
Cambridge CB4 0DP

Witness occupation:		Trainee Solicitor

EXECUTED AS A DEED by: CLIVE MASON In the presence of:	) ) )	/s/ Clive Mason

Witness signature:		/s/ Jenny Laguoa
Witness name:		Jenny Laguoa
Witness address:		Taylor Vitners Solicitors
Merlin Place, Milton Road
Cambridge CB4 0DP

Witness occupation:		Trainee Solicitor

EXECUTED AS A DEED by: NAWAZ KHAN In the presence of:	) ) )	/s/ Nawaz Khan

Witness signature:		/s/ Jenny Laguoa
Witness name:		Jenny Laguoa
Witness address:		Taylor Vitners Solicitors
Merlin Place, Milton Road
Cambridge CB4 0DP

Witness occupation:		Trainee Solicitor

EXECUTED AS A DEED by: ERNESTO REGGIANI In the presence of:	) ) )	/s/ Ernesto Reggiani

Witness signature:		/s/ Jenny Laguoa
Witness name:		Jenny Laguoa
Witness address:		Taylor Vitners Solicitors
Merlin Place, Milton Road
Cambridge CB4 0DP

Witness occupation:		Trainee Solicitor

SCHEDULE

Name	Address	Part of Milestone A Payments	Part of Milestone B Payments
David Williams	[**]	[**]	[**]
John Wain	[**]	[**]	[**]
Clive Mason	[**]	[**]	[**]
Nawaz Khan	[**]	[**]	[**]
Ernesto Reggiani	[**]	[**]	[**]